Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement made this 19th day of February 2009, and  effective January 6, 2009 (“First Amendment Effective Date”) by and between Pomeroy IT Solutions, Inc., a Delaware corporation ("Company") and Luther K. Kearns ("Executive").

WHEREAS, on  the  17th day of March 2008, Company and Executive entered into  an  Employment  Agreement (“Agreement”) where under Executive agreed to serve as the Company’s Senior Vice President of Service Delivery pursuant to the terms thereof; and

WHEREAS, Company and Executive now desire to enter into this First Amendment to Employment Agreement to provide Executive with additional responsibilities, duties, and compensation incident thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

NOW  THEREFORE,  in consideration of the foregoing premises, and the mutual covenants  hereinafter  set  forth,  the  parties  hereby  agree  as  follows:

1.              As of the First Amendment Effective Date, Executive shall serve as the Company’s Senior Vice President of Service Delivery and Alliances.  Accordingly, Section 1(a) of the Agreement is hereby amended by deleting the title “Senior Vice President of Service Delivery” and replacing it with “Senior Vice President of Service Delivery and Alliances.”  Furthermore, any and all other references to Executive’s job title in and throughout the Agreement are likewise amended to Senior Vice President of Service Delivery and Alliances.

2.              Section 5 of the Agreement, titled “Bonuses,” is hereby amended by deleting such section in its entirely and replacing it with the following:

5.           Bonuses.

Each year during the remainder of the Initial Term of this Agreement, commencing January 6, 2009 and ending January 5, 2011, Executive shall have the opportunity to earn both a quarterly and annual targeted bonus measured against financial criteria consisting primarily of NPBT (as defined below) and “SGMD” (as defined below) (as determined by the President and Chief Executive Officer of the Company in conjunction with the Compensation Committee of the Board), of at least Two Hundred Fifty Thousand Dollars ($250,000.00), with a potential bonus in excess of such amount for achievement above target and a reduced bonus for achievement below target, all in accordance with the applicable bonus plan.  Two-thirds (2/3) of the potential targeted bonus shall be based on achievement of quarterly criteria and one-third (1/3) shall be allocated to annual attainment. Fifty (50%) percent of any potential quarterly bonus will be predicated upon the attainment of NPBT and Fifty (50%) percent of any such quarterly bonus will be predicated upon the attainment of SGMD.  The potential annual bonus shall be predicated entirely on the attainment of NPBT.  The bonus plan shall provide that under-performance in one quarter can be made up in subsequent quarters on a year-to-date basis.  The quarterly and annual bonuses payable to Executive during the Employment Term shall be fully paid in cash.

For purposes of this Agreement, the Net Profit Before Taxes (“NPBT”) shall be determined on a consolidated basis computed without regard to the bonus payable to Executive pursuant to this Section 5, shall exclude any gains or losses realized by Company on the sale or other disposition of its assets other than in the ordinary course of business and shall exclude any extraordinary one-time charges taken by the Company.  NPBT shall be determined by the independent accountant regularly retained by the Company, subject to the foregoing provisions of this subparagraph and in accordance with generally accepted accounting principles.

For purposes of this Agreement, the term Sales Gross Margin Dollars (“SGMD”) shall mean the sales gross profit of the Company on Infrastructure Sales and Technical Staffing Solutions combined during the applicable period, as reflected on its financial statements on a consolidated basis.  In making said sales gross profit determination, all gains and losses realized on the sale or disposition of Company’s assets not in the ordinary course shall be excluded.  The SGMD shall be determined by the independent accountant regularly retained by the Company according to the foregoing provisions of this paragraph and in accordance with generally accepted accounting principles.

Said determinations and payment of  any annual bonus shall be made no later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year, and the determinations by the accountant shall be final, binding and conclusive on all parties hereto.  In the event the audited financial statements are not issued before the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year, Company shall make any payment due hereunder, if any, based on its best reasonable estimate of any liability hereunder, which amount shall be recorded and shall be reconciled by both parties once the audited financial statements are issued but in no event later than the end of the calendar year in which the Company’s taxable year ends.  Any quarterly bonus determinations shall be determined on a consolidated basis by the independent accountant regularly retained by the Company subject to the foregoing provisions of this paragraph and in accordance with generally accepted accounting principles.  Any amount due hereunder shall be paid within fifteen (15) days of the filing of Form 10-Q by the Company for the respective quarter, but in no event later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year.

In the event that Company acquires during any applicable fiscal year a company that had gross revenues in excess of Twenty-Five Million Dollars ($25,000,000.00) for its most recently concluded fiscal year, Company and Executive shall in good faith determine whether any adjustments to the NPBT and SGMD criteria, whether upward or downward, shall be made in order to reflect the effect of such acquisition on the operations of the Company.

Except as modified by this First Amendment to Employment Agreement, the terms of the Employment Agreement are hereby affirmed and ratified by the parties.

IN WITNESS WHEREOF, this First Amendment to Employment Agreement  has  been  executed  as  of  the  day  and  year first above written.

POMEROY IT SOLUTIONS, INC.

By:	___________________________________
Christopher C. Froman
Its:	President/Chief Executive Officer

_____________________________________
Luther K. Kearns